May 7, 2002



Mr. Greg Jehlik
1 Chieftain Lane
Natick, MA  01760

Dear Greg:

We are excited about offering you the position of President and Chief Operating Officer of CFC International, Inc. The Board of Directors and I believe that your leadership will help CFC grow and create additional shareholder value in the future.

The specifics of our offer include the following:

- Your title will be President and Chief Operating Officer. At the next Board of Directors Meeting, we will recommend that you be elected to be a member of the Board of Directors of CFC International.

- The base salary for the position is $235,000 per year. There is an annual incentive compensation, which is a bonus based on the performance of the corporation. The annual incentive bonus has no ceiling on it. (A copy is attached). In addition, you will receive a one time cash bonus of $30,000 payable upon acceptance of this offer.

- Upon accepting this offer you will be awarded 50,000 option shares of CFC International stock at the then market price. (A copy of the restricted share agreement is attached

- Base salary shall be reviewed annually at which time there may also be opportunity for additional stock option grants.



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Mr. Greg Jehlik
May 7, 2002
Page 2





- In addition to the above annual compensation, you will receive a company car equivalent to a Cadillac, life insurance, 401K participation, and other executive benefits according to our standard CFC plans.

- We will assist you in relocation by paying the normal real estate expenses associated with selling your home in Massachusetts and relocating to the Chicagoland area. Additionally, we will provide an interest free bridge loan to accommodate the time between buying your new home and selling your home in Massachusetts.

- In the event of severance from the company, if you are terminated without legal cause, you will be provided with six months of base salary or until you are again employed, which ever comes first.

Greg, the above specifics indicate our excitement about having you join us at CFC. We look forward to your response to this offer by May 15, 2002. If these specifics are agreeable to you, please indicate your acceptance by signing below and returning to me.

If you have any further questions, please do not hesitate to contact me.

Best regards,                   ACCEPTED:

                                ----------------------
                                Greg Jehlik

                                 Date:__________________